                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                HOMEBASE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                               HOMEBASE(R), INC

                                                               3345 Michelson
                                                               Drive
                                                               Irvine, CA
                                                               92612

                                                                 April 27, 1999

Dear Stockholder:

  We invite you to attend our 1999 Annual Meeting of Stockholders on Thursday, June 3, 1999 at 10:00 a.m. PDT at the offices of Gibson, Dunn & Crutcher LLP, 14th Floor, 4 Park Plaza, Irvine, California 92614.

  At this meeting, you are being asked to elect two directors in Proposal 1, to re-approve the Company's Management Incentive Plan in Proposal 2 and to re-approve the Company's Growth Incentive Plan in Proposal 3. Your vote is important regardless of the number of shares you own. Accordingly, we urge you to read the proxy statement and to vote your proxy promptly in accordance with the instructions on your proxy card.

  We hope that you will join us on June 3rd.

                                          Sincerely,

/s/ Allan P. Sherman                      /s/ Herbert J. Zarkin

Allan P. Sherman                          Herbert J. Zarkin
President and Chief Executive Officer     Chairman of the Board

                              HOMEBASE(R), INC.


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 June 3, 1999

  The Annual Meeting of Stockholders of HomeBase, Inc. (the "Company") will be held at the offices of Gibson, Dunn & Crutcher LLP, 14th Floor, 4 Park Plaza, Irvine, California 92614, on Thursday, June 3, 1999 at 10:00 a.m. PDT for the following purposes:

  1. To elect two directors to serve until the 2002 Annual Meeting of Stockholders;

  2. To re-approve the Company's Management Incentive Plan ("MIP") so that compensation paid under the MIP will continue to be fully deductible by the Company for Federal Income Tax purposes;

  3. To re-approve the Company's Growth Incentive Plan ("GIP") so that compensation paid under the GIP will continue to be fully deductible by the Company for Federal Income Tax purposes; and

  4. To transact any other business which may properly be brought before the meeting.

  Stockholders of record at the close of business on April 5, 1999 are entitled to notice of and to vote at the meeting and any adjournments thereof. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders during normal business hours for the ten-day period preceding the meeting at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California 92614.

                                                By Order of the Board of
                                                 Directors

                                                      John L. Price
                                                        Secretary

Irvine, California
April 27, 1999




  PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, OR YOU MAY VOTE YOUR PROXY BY TELEPHONE OR ON THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR CARD.

                              HOMEBASE, (R) INC.

                        ANNUAL MEETING OF STOCKHOLDERS

                                 June 3, 1999

                                PROXY STATEMENT

  The enclosed proxy is solicited on behalf of the Board of Directors of HomeBase, Inc. (the "Company"). Unless instructions to the contrary are given, shares represented by duly completed proxies will be voted for the election of the two nominees set forth below and in favor of the other two proposals. Any proxy may be revoked prior to the voting thereof by a written revocation received by the Secretary of the Company at its address set forth below, the receipt of a later dated proxy, or by a request at the meeting that the proxy be revoked.

  Stockholders of record at the close of business on April 5, 1999 are entitled to receive notice of and to vote at the meeting. Each share of Common Stock, par value $.01, of the Company (the "Common Stock") outstanding on the record date is entitled to one vote. As of the close of business on April 5, 1999, there were outstanding and entitled to vote 37,881,636 shares of Common Stock.

  This Proxy Statement, the enclosed proxy and the Annual Report for the Company's fiscal year ended January 30, 1999 ("fiscal 1998") were first mailed to stockholders on or about the date of the Notice of Meeting. The Company's address is 3345 Michelson Drive, Irvine, California 92612.

Vote Required

  Under the Company's by-laws, so long as a quorum is present at the meeting, the election of directors will require the affirmative vote of the holders of shares representing a plurality of the votes cast at the meeting, and the approval of each of the other two proposals will require the affirmative vote of the holders of a majority of the votes cast at the meeting. Although shares that withhold authority for any nominee and broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and with respect to which the broker or nominee indicates that it does not have discretionary authority to vote such shares) will be counted as present at the meeting for quorum purposes, such shares will not be considered to be votes cast with respect to the election of directors. Accordingly, shares that withhold authority and broker non-votes will have no effect on the voting on the matters being presented for stockholder action at the meeting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Board of Directors has voted to fix the number of directors at seven as of the date of the Annual Meeting. The Company's Restated Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The enclosed proxy will be voted to elect the two nominees named below, unless otherwise instructed, as directors for a term of three years expiring at the 2002 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. If any nominee should become unavailable, such proxy will be voted either for a substitute nominee designated by the Board of Directors or such lesser number of directors as may be designated by the Board of Directors, unless instructions are given to the contrary. Management does not anticipate that any of the nominees will become unavailable. The nominees as directors and incumbent directors are as follows:

                  Nominees as Directors--Terms Expiring 2002

  John D. Barr, 51, has been a Director since July 1997. He is President of JMB & Associates, a business consulting firm. From 1995 to 1998 Mr. Barr was a Director, President and Chief Operating Officer of Quaker

State Corporation. From 1987 to 1995 he served as Senior Vice President of Ashland, Inc. and President of its subsidiary, The Valvoline Company. Mr. Barr is Chairman of the Company's Executive Compensation Committee.

  Lorne R. Waxlax, 65, has been a Director since January 1990 and was Chairman of the Board from 1996 to July 1997. From 1985 to 1993, Mr. Waxlax was Executive Vice President of The Gillette Company. Mr. Waxlax is a Director of BJ's Wholesale Club, Inc., Clean Harbors, Inc., HON Industries, Inc., Pennzoil-Quaker State Company and The Iams Company. Mr. Waxlax is Chairman of the Audit Committee and a member of the Executive Compensation Committee and Executive Committee.

                   Incumbent Directors--Terms Expiring 2001

  Robert W. Cox, 61, has been a Director since January 1999. Since 1994 Mr. Cox has been Chairman Emeritus of the law firm of Baker & McKenzie. From 1992 to 1994 he served as Chairman of the law firm's Policy Committee and from 1984 to 1992 as its Managing Partner and Chairman of its Executive and Strategic Planning Committees. Mr. Cox is a director of Carey International, Inc. and HON Industries, Inc. He is a member of the Company's Audit Committee.

  Allan P. Sherman, 54, has been a Director, President and Chief Executive Officer of the Company since July 1997. From 1993 to 1997 he served as Executive Vice President of the Company and President of its then HomeBase Division. From May 1993 to September 1993 he served as Executive Vice President of the Company and President of the Company's former BJ's Wholesale Club Division (the "BJ's Division"). From 1991 to May 1993 he served as Senior Vice President and General Merchandise Manager--Non-Food of the BJ's Division. Mr. Sherman is a member of the Executive Committee and the Finance Committee.

  Herbert J. Zarkin, 60, has been Chairman of the Board since July 1997 and a Director since May 1993. From May 1993 to July 1997 Mr. Zarkin served as President and Chief Executive Officer of the Company. From 1990 to May 1993 he served as President of the BJ's Division. From 1989 to May 1993 he served as Executive Vice President of the Company. Mr. Zarkin is also Chairman of the Board of Directors of BJ's Wholesale Club, Inc. Mr. Zarkin is the Chairman of the Company's Executive Committee and a member of the Finance Committee.

                   Incumbent Directors--Terms Expiring 2000

  Harold Leppo, 62, has been a Director since December 1998. Mr. Leppo has been Chief Executive Officer of Harold Leppo & Company, a retail consulting firm in Stamford, Connecticut since 1988. Prior to that, he held a number of managerial positions at Lord & Taylor and Allied Stores, Inc., including President and Chief Executive Officer of Lord & Taylor in 1987 and Executive Vice President of Allied Stores in 1988. Mr. Leppo is a Director of Filene's Basement Corp., Salant Corporation and J. Baker, Inc. He is a member of the Company's Executive Compensation Committee.

  Edward J. Weisberger, 56, has been a Director and Senior Vice President, Finance of the Company since July 1997. From 1994 to July 1997 he served as Senior Vice President and Chief Financial Officer of the Company. From April 1989 to September 1994 he served as Vice President--Finance of the Company. Mr. Weisberger is also an employee and a Director of BJ's Wholesale Club, Inc. Mr. Weisberger is a member of the Company's Finance Committee.

                  Incumbent Director - Retiring June 1, 1999

The following Director has elected to retire from the Board of Directors on June 1, 1999:

  Arthur F. Loewy, 70, has been a Director of the Company since February 1989. From 1982 to 1989 he served as Chief Financial Officer and Executive Vice President--Finance of Zayre Corp. Mr. Loewy also serves as a Director of The TJX Companies, Inc.

Director Compensation

  Directors who are not employees of the Company are paid an annual retainer of $20,000 and fees of $2,000 for each Board meeting attended, $900 for each Committee meeting attended and $750 for certain telephone meetings. The Chairman of the Audit Committee and the Chairman of the Executive Compensation Committee are each paid $3,000 per annum for their services as such. All directors are reimbursed for out-of-pocket expenses incurred in attending such meetings. Directors may participate in the Company's General Deferred Compensation Plan.

  Each new non-employee director receives an initial grant of stock options to purchase 5,000 shares of Common Stock and annual grants of options to purchase 3,000 shares of Common Stock thereafter. The exercise price for each of these options is the fair market value of a share of Common Stock on the date of grant. Each option is nontransferable except upon death, will expire 10 years after the date of grant and will become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. If the director dies or otherwise ceases to be a director prior to the date that the option or a portion thereof becomes exercisable, the option will immediately expire with respect to the shares that are not yet exercisable. Any vested options will remain exercisable for a period of one year following cessation of service as a director of the Company. All unexercised options will become exercisable in full in the event of a defined change of control.

  The Company has an employment agreement with Mr. Weisberger under which he is employed as Senior Vice President, Finance, a non-executive office of the Company. Mr. Weisberger receives a minimum annual base salary of $150,000 and participates in specified incentive and other benefit plans. Mr. Weisberger must generally devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement. If his employment is terminated by the Company other than for cause, Mr. Weisberger is entitled to certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination (but not beyond July 29, 2000) at the rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Weisberger from other employment (other than employment at BJ's Wholesale Club, Inc.), and the continuing benefits are subject to reduction at any time for comparable benefits received from other employment. In the event of a change of control followed by termination of employment as described below under "Change of Control Severance Benefits" beginning on page 10, Mr. Weisberger would be entitled to the termination benefits described thereunder, to the extent such benefits would exceed the benefits otherwise described above.

Committees of the Board of Directors

  The Company's Board has four committees: (i) Audit, (ii) Executive Compensation, (iii) Executive and (iv) Finance.

  The Audit Committee, which held three meetings during fiscal 1998, reviews with management, the internal audit group and the independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the public accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate. The Committee reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate.

  The Executive Compensation Committee, which held four meetings during fiscal 1998, reviews compensation policies and compensation of officers and other members of management, including incentive compensation plans. In addition, the Executive Compensation Committee has responsibility for matters of corporate governance other than recommendations to the Board of Directors of nominees to fill vacancies on the Board of Directors.

  The Executive Committee of the Board of Directors is authorized to act on behalf of the Board during intervals between meetings of the Company's Board of Directors. In addition, the Executive Committee has responsibility for consideration of the qualifications of, and recommendation to the Board of Directors of, nominees to fill vacancies on the Board of Directors and considers nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company. The Executive Committee did not meet during fiscal 1998.

  The Finance Committee of the Board of Directors reviews with management and advises the Company's Board with respect to the Company's finances, including exploring methods of meeting the Company's financing requirements and planning the Company's capital structure. The Finance Committee did not meet during fiscal 1998.

  During fiscal 1998 the Board of Directors held five meetings and took action by written consent once. Each director attended at least 75% of all meetings of the Board and Committees of which he was a member.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information, as of April 5, 1999, concerning beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of the Company's Common Stock, (ii) each Director of the Company, (iii) each Named Executive Officer of the Company appearing in the Summary Compensation Table on page 7, and (iv) all Directors and executive officers of the Company as a group. Unless otherwise indicated, all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

                                                               Percent of
                                          Shares of       Outstanding Shares of
    Name and Address of                 Common Stock          Common Stock
     Beneficial Owner               Beneficially Owned(1) Beneficially Owned(1)
    -------------------             --------------------- ---------------------
First Pacific Advisors, Inc.......        6,795,990(2)            17.3%
 11400 West Olympic Blvd., Suite
  1200
 Los Angeles, CA 90064
David J. Greene and Company, LLC..        5,188,055(3)            13.7%
 599 Lexington Avenue
 New York, NY 10022
Franklin Resources, Inc. et al....        3,460,000(4)             9.1%
 777 Mariners Island Blvd.
 P.O. Box 7777
 San Mateo, CA 94403-7777
Boston Partners Asset Management,
 L.P..............................        2,831,900(5)             7.5%
 28 State Street
 Boston, MA 02109
The Prudential Insurance Company
 of America.......................        2,548,067(6)             6.7%
 751 Broad Street
 Newark, NJ 07102-3777
Vanguard Windsor Funds--Windsor
 Fund.............................        2,362,900(7)             6.2%
 P.O. Box 2600
 Valley Forge, PA 19482-2600
FMR Corp..........................        1,990,000(8)             5.3%
 82 Devonshire Street
 Boston, MA 02109
John D. Barr......................            1,500                  *
Robert W. Cox.....................             -0-                   *
Harold Leppo......................             -0-                   *
Arthur F. Loewy...................           18,504(9)               *
Lorne R. Waxlax...................           14,000                  *
Herbert J. Zarkin.................          559,472                1.5%
Allan P. Sherman..................          630,628                1.6%
Edward J. Weisberger..............          123,882                  *
Thomas F. Gallagher...............           60,237                  *
Scott L. Richards.................           62,100                  *
William B. Langsdorf..............           58,195                  *

All Directors and Executive
 Officers as a Group (13 Persons).        1,535,018                3.9%

--------
 * Indicates less than 1%.

(1) Includes the following shares of Common Stock that may be acquired upon exercise of outstanding stock options which were exercisable on April 5, 1999 or within 60 days thereafter: Mr. Barr 1,500 shares; Mr. Loewy 10,872 shares; Mr. Waxlax, 5,000 shares; Mr. Zarkin, 496,800 shares; Mr. Sherman, 563,803 shares; Mr. Weisberger, 111,340 shares; Mr. Gallagher, 31,558 shares; Mr. Richards, 44,833 shares; Mr. Langsdorf, 41,204 shares; all Directors and Executive Officers as a group, 1,309,410 shares.

(2) Information is as of December 31, 1998 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission (the "Commission") by First Pacific Advisors, Inc., which reported that it has shared power to vote 1,821,902 shares and shared dispositive power with respect to 6,795,990 shares; includes 1,411,990 shares of Common Stock obtainable upon conversion of the Company's 5.25% Convertible Subordinated Notes due 2004.

(3) Information is as of December 31, 1998 and is based on a Schedule 13G/A filed with the Commission by David J. Greene and Company, LLC., which reported that it has sole power to vote 432,300 shares and shared power to vote 2,606,660 shares and has sole dispositive power with respect to 432,000 shares and shared dispositive power with respect to 4,755,755 shares.

(4) Information is as of December 31, 1998 and is based on a Schedule 13G/A filed with the Commission by Franklin Resources, Inc., et al., which reported that (i) Franklin Advisory Services, Inc. has sole power to vote or direct the voting of 3,300,000 shares; and Templeton Investment Counsel, Inc. has the sole power to vote or direct the voting of 160,000 shares; and (ii) Franklin Advisory Services, Inc. has sole dispositive power with respect to 3,300,000 shares; and Templeton Investment Counsel, Inc. has sole dispositive power with respect to 160,000 shares.

(5) Information is of December 31, 1998 based on a Schedule 13G/A filed with the Commission by Boston Partners Asset Management, L.P., which reported that it has shared power to vote 2,831,900 shares and shared dispositive power with respect to 2,831,900 shares.

(6) Information is as of December 31, 1998 and is based on a Schedule 13G/A filed with the Commission by the Prudential Insurance Company of America, which reported that it has sole power to vote 21,800 shares and shared power to vote 2,453,157 shares and has sole dispositive power with respect to 21,800 shares and shared dispositive power with respect to 2,453,157 shares; includes 73,206 shares of Common Stock obtainable upon conversion of the Company's 5.25% Convertible Subordinated Notes due 2004.

(7) Information is as of December 31, 1998 and is based on a Schedule 13G/A filed with the Commission by Vanguard Windsor Funds--Windsor Fund, which reported that it has sole power to vote 2,362,900 shares and shared dispositive power with respect to 2,362,900 shares; such dispositive power is shared with its investment advisor, Wellington Management Company, LLP, which has also filed a Schedule 13G/A with the Commission.

(8) Information is as of December 31, 1998 and is based on a Schedule 13G/A filed with the Commission by FMR Corp, which reported that it had no power to vote shares and sole dispositive power with respect to 1,990,000 shares.

(9) Excludes 413 shares owned by or for the benefit of the spouse of Arthur F. Loewy, as to which he disclaims beneficial ownership.

Executive Compensation

  The following table sets forth certain information concerning the annual and long-term compensation provided to the Company's Chief Executive Officer and to the four other most highly compensated executive officers (collectively the "Named Executive Officers") whose salary and bonus exceeded $100,000 for fiscal 1998.

                          SUMMARY COMPENSATION TABLE

                                                                                Long-Term Compensation
                                                                           --------------------------------
                                               Annual Compensation                Awards          Payouts
                                        ---------------------------------- --------------------- ----------
                                                                           Restricted Securities
                                 Fiscal                     Other Annual     Stock    Underlying    LTIP       All Other
 ame and Principal Position(1)N   Year  Salary(1)  Bonus   Compensation(2) Awards(3)  Options(4) Payouts(5) Compensation(6)
------------------------------   ------ --------- -------- --------------- ---------- ---------- ---------- ---------------
 Allan P. Sherman........         1998  $544,220  $466,397    $234,899      $   --     100,000    $   --        $32,011
  President and Chief             1997   511,538       --      237,860      145,560    200,000     83,190        30,354
  Executive Officer               1996   451,346       --      237,562          --      82,976     83,190        27,019
 Herbert J. Zarkin.......         1998  $350,000  $299,950    $ 14,708          --         --         --        $20,430
  Chairman of the Board           1997   505,769       --       15,776          --      40,000    180,320       $21,259
                                  1996   605,962   199,361      25,633          --     250,000    360,640        34,792
 Thomas F. Gallagher.....         1998  $233,444  $120,037    $ 48,873          --      25,000        --        $16,472
  Executive Vice
   President                      1997   217,308       --       83,639      176,248     75,000     80,874        15,665
  Store Operations                1996   176,078    40,484     190,318      155,250     46,673     80,874        13,304
 Scott L. Richards.......         1998  $230,084  $118,309    $ 10,559          --      25,000        --        $16,304
  Executive Vice
   President                      1997   217,308       --        9,972       94,536     75,000     24,957        15,665
  Merchandising                   1996   167,923     2,709       6,610      129,375     50,822     24,957        12,562
 William B. Langsdorf....         1998  $213,537  $109,801    $  9,799          --      25,000        --        $15,002
  Executive Vice
   President                      1997   183,961       --        7,370      129,516     75,000     27,730        13,377
  and Chief Financial             1996   155,558       --        6,218          --      16,595     27,730        12,076
  Officer

-------
(1) Salary is calculated based on 52-week years for fiscal 1998 and 1996 and on a 53-week year for fiscal 1997.

(2) Includes for Mr. Sherman $119,504, $125,120, and $130,344 in fiscal 1998, fiscal 1997 and fiscal 1996, respectively, for loan forgiveness and the value of the interest-free component of a housing loan from the Company pursuant to the terms of his employment contract, and $86,975, $85,475, and $80,671 in fiscal 1998, fiscal 1997 and fiscal 1996, respectively, for reimbursement of tax liabilities related to that loan and certain items under "All Other Compensation." Includes for Mr. Gallagher $22,692, $32,961 and $102,141 in fiscal 1998, 1997 and 1996, respectively, for relocation and housing costs and $10,713, $35,497 and $74,727 in fiscal 1998, 1997 and 1996, respectively, for reimbursement of tax liabilities related to those costs and certain items under "Other Annual Compensation." Includes for Messrs. Zarkin, Sherman, Richards, and Langsdorf in fiscal 1998, 1997 and 1996 the reimbursement for tax liabilities related to the Company's contributions under the Company's Executive Retirement Plan and excludes perquisites having an aggregate value less than the lesser of $50,000 or 10% of salary plus bonus.

(3) Restricted stock awards were issued at no cost to Messrs. Sherman, Gallagher, Richards and Langsdorf in fiscal 1997 and to Mr. Gallagher and Mr. Richards in fiscal 1996. All awards issued in fiscal 1997 to Messrs. Sherman, Gallagher and Richards, as well as approximately 10% of those issued to Mr. Langsdorf, were automatic adjustments in prior holdings to reflect the terms of the Distribution (see "Relationship with BJ's Wholesale Club, Inc." on page 17). The dollar value of these awards is based on the closing market price of the Company's Common Stock on the date of grant. The shares subject to each award generally vest in fixed annual percentages over three to five year periods. Vesting is contingent upon continued employment on the vesting dates. The dollar values of restricted stock holdings based on the fair market value of the Company's Common Stock on January 30, 1999 were as follows: Mr. Zarkin, $ 0; Mr. Sherman, $27,740; Mr. Gallagher, $118,375; Mr. Richards, $63,625; and Mr. Langsdorf $104,746. In the event of a change of control (as defined), each person's restricted shares would become unrestricted. Holders of restricted shares are entitled to the same dividends as those paid to holders of unrestricted shares.

(4) Reflects the grant of options to purchase Common Stock. The Company has never granted stock appreciation rights.

(5) Payouts for fiscal 1996 and fiscal 1997 reflect the Company's Growth Incentive Plan award earned by the named person for the three-year performance period ended January 25, 1997.

(6) For fiscal 1998, represents the Company's contributions under its 401(k) Savings Plan for Salaried Employees and the Company's Executive Retirement Plan as presented below:

                                                                 1998 Company
                                                                Contributions
                                                              ------------------
                                                              401(k)  Executive
                                                              Savings Retirement
       Name                                                    Plan      Plan
       ----                                                   ------- ----------
       Allan P. Sherman...................................... $4,800   $27,211
       Herbert J. Zarkin.....................................  2,931    17,499
       Thomas F. Gallagher...................................  4,800    11,672
       Scott L. Richards.....................................  4,800    11,504
       William B. Langsdorf..................................  4,325    10,677

Stock Option Grants

  The following table sets forth the stock option grants made by the Company to the Named Executive Officers during fiscal 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   Individual Grants
                         ----------------------------------------------------------------------
                                                                          Potential Realizable
                                                                            Value at Assumed
                         Number of   Percent of                           Annual Rates of Stock
                         Securities Total Options                          Price Appreciation
                         Underlying  Granted to   Exercise or              For Option Term(1)
                          Options   Employees In   Base Price  Expiration ---------------------
Name                      Granted    Fiscal Year  Per Share(2)    Date    0%(3)   5%      10%
----                     ---------- ------------- ------------ ---------- ----- ------- -------
Allan P. Sherman........  100,000       18.8%        $6.125     8/31/08    --   385,198 976,167
Herbert J. Zarkin.......      --           0%           --          --     --       --      --
Thomas F. Gallagher.....   25,000        4.7%        $6.125     8/31/08    --    96,299 244,042
Scott L. Richards.......   25,000        4.7%        $6.125     8/31/08    --    96,299 244,042
William B. Langsdorf....   25,000        4.7%        $6.125     8/31/08    --    96,299 244,042

--------
(1) The dollar amounts in these columns are the result of calculations at 0% and the arbitrary annual appreciation rates of 5% and 10% set by the Securities and Exchange Commission and are not intended to forecast possible future stock price appreciation, if any.

(2) All options granted in fiscal 1998 were granted with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the date of grant; they expire ten years from the date of grant and vest at specified intervals or upon a change of control (as defined).

(3) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately.

Aggregated Option Exercises and Valuation

  The following table sets forth, on an aggregated basis, the exercise of stock options during fiscal 1998 by the Named Executive Officers and the fiscal year-end value of unexercised options held by such officers:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         Number of
                                                   Securities Underlying     Value of Unexercised
                          Number of               Unexercised Options at     In-The-Money Options
                           Shares                     Fiscal Year-End        at Fiscal Year-End(2)
                          Acquired      Value    ------------------------- -------------------------
          Name           on Exercise Realized(1) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ----------- ----------- ------------- ----------- -------------
Allan P. Sherman........      --           --      489,125      370,422    $1,066,118    $215,864
Herbert J. Zarkin.......   50,000     $296,500     466,800      123,200     1,539,957     335,768
Thomas F. Gallagher.....      --           --       25,128      128,183        15,793      37,656
Scott L. Richards.......      --           --       35,914      126,524        40,434      56,728
William B. Langsdorf....      --           --       27,098      112,004        39,124      43,987

--------
(1) Based on the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Based on the fair market value of the Company's Common Stock on January 30, 1999, less the option exercise price.

Retirement Benefits

    Under the Company's Executive Retirement Plan, employees in high-level management positions in the Company, as selected by the Company's Executive Compensation Committee (the "ECC"), including all executive officers, are eligible to receive annual cash retirement contributions in an amount determined by the ECC, provided that the smallest annual retirement contribution shall equal, on an after-tax basis, at least three percent of the participant's base salary. All amounts paid under the Executive Retirement Plan are to be used exclusively to fund an investment vehicle, selected by the ECC, which is appropriate to provide retirement income, such as an insurance policy.

    The Company made retirement contributions after the end of fiscal 1998 equal to 5% (net of taxes) of each participant's base salary during 1998. If the participant terminates employment prior to the end of the fiscal year in which the participant is credited with four years of service, the participant forfeits the right to any benefit under the Executive Retirement Plan. As of January 30, 1999, all Named Executive Officers were credited with at least four years of service.

Employment Agreements

    The Company has entered into employment agreements with each of the Named Executive Officers. Pursuant to his employment agreement, Mr. Zarkin is employed as Chairman of the Board of Directors of the Company. Mr. Zarkin receives an annual base salary of $350,000 and participates in specified incentive and other benefit plans. Mr. Zarkin generally must devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement. The Company is entitled to terminate Mr. Zarkin's employment at any time with or without cause (as defined). If his employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, or if Mr. Zarkin resigns as a result of his being removed from his positions with the Company or as a result of his failure to be reelected to the office of Chairman of the Board of Directors and a member of the Executive Committee, Mr. Zarkin is entitled to payments of certain cash compensation amounts and continuation of base salary and certain benefits for a period of 12 months after termination at the rate in effect upon termination. In addition, Mr. Zarkin will be entitled to payments under the Company's Management Incentive Plan (the "MIP") for the fiscal year ended immediately prior to the date of termination of Mr. Zarkin's employment (if not already paid), and a pro rated MIP award for the year of termination. Any stock options or other stock-based awards held by Mr. Zarkin on the date of termination continue to vest. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Zarkin from other employment (other than employment at BJ's Wholesale Club, Inc.), and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Zarkin from other employment.

  Under the Company's employment agreement with Mr. Sherman, Mr. Sherman is employed as the President and Chief Executive Officer of the Company and receives a minimum annual base salary of $556,000. Mr. Sherman also participates in specified incentive and other benefit plans. In addition, in connection with his election as President of the Company's then HomeBase Division in 1993, the Company agreed to extend to him an interest-free loan of $700,000 for the purchase of a residence in California and to forgive the loan over seven years in equal installments, $100,000 of which was forgiven in each of fiscal 1994, 1995, 1996, 1997 and 1998. The Company also agreed to make certain tax "gross-up" payments to Mr. Sherman. The Company is entitled to terminate Mr. Sherman's employment at any time with or without cause (as defined). If Mr. Sherman's employment terminates by reason of death, disability or termination by the Company other than for cause, the Company is required to pay certain cash compensation amounts, to continue payment of Mr. Sherman's base salary and certain benefits for 78 weeks after termination at the rate in effect upon termination, and to extend the term of Mr. Sherman's relocation loan, including the provisions for debt forgiveness. In addition, Mr. Sherman will be entitled to payments under the MIP for the fiscal year ended immediately prior to the date of termination of his employment (if not already paid), and a pro rated MIP award for the year of termination. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Sherman from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Sherman from other employment.

  The Company has entered into an employment agreement with each of Messrs. Gallagher, Richards and Langsdorf under which each serves as an executive officer of the Company, receives an annual base salary of $240,000, $235,000 and $225,000, respectively, and participates in specified incentive and other benefit plans. If employment terminates by reason of termination by the Company other than for cause, each such executive officer will be entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination at the rate in effect upon termination. The continuing base salary payments will be subject to reduction after three months for compensation from other employment, and the continuing benefits will be subject to reduction at any time for comparable benefits received from other employment.

  In the event of a change of control followed by termination of employment as described below under "Change of Control Severance Benefits," each of the Named Executive Officers would be entitled to the termination benefits described thereunder, to the extent such benefits would exceed the benefits otherwise described above.

Change of Control Severance Benefits

  The Company provides change of control severance benefits, under separate change of control agreements, to each of the Company's Named Executive Officers and Mr. Weisberger. Under such agreements, in general, upon a change of control (as defined) of the Company, the executive would be entitled to accelerated payment of the MIP target award for the year in which the change of control occurs. If, during the 24-month period following a change of control, the Company were to terminate the executive's employment other than for cause (as defined) or the executive were to terminate his employment for reasons specified in the agreement, or if employment were to terminate by reason of death, disability or incapacity, the executive would be entitled to receive a lump-sum amount equal to the amount of the executive's MIP target award plus a multiple of the executive's annual base salary. In the case of Mr. Sherman, the multiple is three times his annual base salary, for Messrs. Gallagher, Richards and Langsdorf the multiple is two and one-half and for Messrs. Zarkin and Weisberger the multiple is two. The Company would also be obligated to provide specified benefits, including continued health, medical and life insurance benefits for between two and three years. The foregoing benefits would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were non-deductible, except to the extent a reduction in amounts paid would increase the executive's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the executive in seeking enforcement of contractual rights following a change of control. In addition, upon involuntary termination within 24 months following a change of control, any agreement by the executive not to compete with the Company following termination of his employment would cease to be effective. Messrs. Gallagher, Richards and Langsdorf have also entered into agreements with the Company providing, among other things, for the cash payment of change of control severance benefits equal to the value of 100,000 shares of Common Stock calculated at the then current market, but in no event less than $6.00 per share nor more than $12.00 per share.

Indemnification Agreements

  The Company entered into indemnification agreements with each of its directors and executive officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer of the Company or served at the Company's request as a director or officer of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company, except to the extent Delaware law permits broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Certificate of Incorporation and by Delaware law.

                                  PROPOSAL 2

                   RE-APPROVAL OF MANAGEMENT INCENTIVE PLAN

  Stockholder re-approval of the Management Incentive Plan ("MIP") is being sought this year to preserve the Company's tax deduction for all awards earned and paid under the MIP without limitation under Section 162(m) of the Internal Revenue Code ("Code Section 162(m)").

  Description of the MIP. The following summary of the MIP is qualified in its entirety by reference to the plan, a copy of which may be obtained by making a written request to the Secretary of the Company.

  Key employees of the Company, as designated by the Executive Compensation Committee (the "ECC"), are eligible to receive cash awards under the MIP. The total number of participants in the MIP is approximately 850. The following persons participate in the MIP: (i) six executive officers, including the Named Executive Officers; (ii) Mr. Weisberger and (iii) other key employees of the Company.

  At the commencement of the performance period (i.e., the fiscal year), the ECC establishes performance goals and corresponding target awards, based on one or more objective performance criteria. Such goals, criteria and target awards may vary among participants. The performance criteria may include one or more of the following objective measurements: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment.

  Awards are based upon the level of achievement of the pre-established performance goals. Awards are paid in cash as soon as practicable after the performance period, except to the extent deferred under any deferred compensation plan that may be adopted by the Company and applicable to the awards. Under the MIP, no participant may receive a cash award in excess of $1,000,000 in any calendar year.

  The ECC has full power to administer and interpret the MIP and to establish rules for its administration. The ECC or the Board may amend, suspend or terminate the MIP at any time.

  Discussion of Code Section 162(m). Under the provisions of Code Section 162(m), the allowable deduction for compensation paid or accrued with respect to the Named Executive Officers, defined as "covered employees," is limited to $1 million per year (the "deductibility limitation"). However, certain types of compensation are exempted from the deductibility limitation, including performance-based compensation. "Performance-based compensation" is compensation paid (1) upon the attainment of an objective performance goal or goals; (2) upon approval by the ECC, which committee must be composed of outside directors; and (3) pursuant to a plan as to which stockholders have approved certain material terms, specifically the eligibility, per-person limits, and the business criteria upon which the performance goals are based. The Company intends that awards under the MIP qualify as "performance-based compensation" so that these awards will not be subject to the deductibility limitation.

  Under Treasury Regulations promulgated under Code Section 162(m), the material terms of the MIP must be submitted to stockholders for approval every five years because the ECC has discretion under the MIP to fix the targets under specific performance goals annually. Stockholders last approved the MIP at the 1994 Annual Meeting; accordingly, re-approval of the material terms of the MIP relating to eligibility, annual per-person limits, and business criteria used in performance goals, as described in this Proposal 2, is being sought to preserve full deductibility of awards under the MIP going forward. In the event stockholders disapprove this Proposal, awards will not be granted or paid out under the MIP to the extent required under Treasury Regulation 1.162-27(e)(4) to meet the stockholder re-approval requirements of that regulation.

     The Board of Directors unanimously recommends re-approval of the MIP.

                                  PROPOSAL 3

                     RE-APPROVAL OF GROWTH INCENTIVE PLAN

  Stockholder re-approval of the Growth Incentive Plan ("GIP") is being sought this year to preserve the Company's tax deduction for all awards earned and paid under the GIP without limitation under Section 162(m) of the Internal Revenue Code ("Code Section 162(m)").

  Description of the GIP. The following summary of the GIP is qualified in its entirety by reference to the plan, a copy of which may be obtained by making a written request to the Secretary of the Company.

  Employees in high-level management positions in the Company, as selected by the ECC, are eligible to receive cash awards under the GIP. The total number of employees eligible to participate in the GIP is 22, including the following persons: (i) six executive officers, including the Named Executive Officers, and (ii) 16 other officers of the Company.

  Each participant in the GIP is eligible to receive a cash award for each award period, which consists of a certain number of fiscal years. Each participant's cash award corresponds to the Company's level of performance or growth during such award period. Such award is determined by and based upon one or more of the following objective measures of performance or growth, as selected by the ECC at the beginning of the award period: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity and return on investment. All relevant factors upon which the cash award is to be based (e.g., performance measurement, length of award period, relation between performance and cash award) are determined at the beginning of the award period by the ECC. Currently no targets have been set, and no cash awards have been paid since fiscal 1997.

  Under the GIP, no participant may receive a cash award in excess of $2,000,000 in any calendar year. Cash awards are paid as soon as practicable after the end of the award period, and, in the ECC's discretion, payment of a portion of the cash award may be deferred until one or more years thereafter. In the event of a change of control (as defined), the participants are entitled to a cash award based on the Company's performance for that portion of the award period immediately preceding the change of control.

  The ECC has full power to administer and interpret the GIP and to establish rules for its administration. The ECC or the Board may amend, suspend or terminate the GIP at any time.

  Discussion of Code Section 162(m). Under the provisions of Code Section 162(m), the allowable deduction for compensation paid or accrued with respect to the Named Executive Officers, defined as "covered employees," is limited to $1 million per year (the "deductibility limitation"). However, certain types of compensation are exempted from the deductibility limitation, including performance-based compensation. "Performance-based compensation" is compensation paid (1) upon the attainment of an objective performance goal or goals; (2) upon approval by the ECC, which committee must be composed of outside directors; and (3) pursuant to a plan as to which stockholders have approved certain material terms, specifically the eligibility, per-person limits, and the business criteria upon which the performance goals are based. The Company intends that awards under the MIP qualify as "performance-based compensation" so that these awards will not be subject to the deductibility limitation.

  Under Treasury Regulations promulgated under Code Section 162(m), the material terms of the GIP must be submitted to stockholders for approval every five years because the ECC has discretion under the GIP to fix the targets under specific performance goals annually. Stockholders last approved the GIP at the 1994 Annual Meeting; accordingly, re-approval of the material terms of the GIP relating to eligibility, annual per-person limits, and business criteria used in performance goals, as described in this Proposal 3, is being sought to preserve full deductibility of awards under the GIP going forward. In the event stockholders disapprove this Proposal, awards will not be granted or paid out under the GIP to the extent required under Treasury Regulation 1.162-27(e)(4) to meet the stockholder re-approval requirements of that regulation.

     The Board of Directors unanimously recommends re-approval of the GIP.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

  The following report has been submitted to the Board of Directors of the Company by its Executive Compensation Committee, in compliance with requirements of the Securities and Exchange Commission:

  As members of the Executive Compensation Committee ("ECC") of the Company it is our responsibility to review the Company's compensation policies and programs, approve or, with respect to the Chairman of the Board and the Chief Executive Officer, recommend to the Board of Directors for approval, incentive plan awards and all elements of compensation for the Company's executive officers, and administer the Company's stock incentive plans. All of the members of the ECC are independent, non-employee directors.

Executive Compensation Principles

  The Company's executive compensation program is designed to provide competitive levels of compensation that:

  --Integrate compensation with the achievement of the Company's annual and long-term performance goals and business strategies

  --Recognize management initiatives and achievements

  --Reward outstanding corporate performance

  --Attract and retain key executives critical to the long-term success of the Company

  --Link management's long-term interests with stockholders' interests through stock-based awards.

  With respect to Section 162(m) of the Internal Revenue Code, which limits the ability of publicly-held corporations to deduct non-performance-based compensation for certain executive officers, the ECC believes that the Company's compensation plans should be structured to satisfy the requirements for tax deductibility unless doing so is determined by the ECC to be not in the best interest of the Company.

Compensation Policies for Executive Officers

  The total compensation program for all executive officers consists of both cash and equity-based compensation and takes into account applicable provisions of employment agreements of such officers. Through stock options and stock grants available under the Company's stock incentive plan, the ECC seeks to align executive officers' long-range interests with those of stockholders by providing executive officers with the opportunity to participate in the growth of the Company's stock value. The ECC is advised by Towers Perrin, compensation consultants, concerning salary competitiveness and the design of the Company's executive compensation programs. Towers Perrin provides services to the Company, which are billed at hourly rates, on an "as requested" basis. The Company does not have a retainer or other contract with Towers Perrin. The Company has consulted with Towers Perrin during the past year.

  Base Salary. Base salaries for the Company's executive officers, including Mr. Sherman, are set within ranges that are determined based upon a review of publicly available information concerning compensation paid to executives with similar responsibilities at certain peer companies. The ECC utilizes the compensation consulting firm to assist in the compilation and interpretation of this data. The companies selected for these purposes are retail companies, including major competitors of the Company, as to which compensation information is available. While some of these peer companies are included in the Dow Jones Industry Group Index OTS--Other Specialty Retailers appearing in the Performance Graph on page 19, these peer companies are not all the same as the companies constituting that index. The ECC's overall objective is to set base salaries at approximately the midpoint of competitive ranges. However, any individual executive's placement within a range and salary adjustments are based upon the ECC's evaluation of the executive's performance and value to the Company.

  Annual Incentive Program. Under the Company's Management Incentive Plan ("MIP"), executive officers and other members of management are eligible to receive incentive awards based upon the attainment of annual performance goals, primarily a specified level of after-tax income. The ECC approves the MIP goals and participation opportunities at the beginning of each fiscal year and reviews the payout calculations after the year's financial results have been audited. Target awards for executive officers and Mr. Weisberger range from 25% to 50% of base salary but if target goals are not met, there would be either no MIP award or a reduced award based on a percentage of the target realized. If results exceed goal(s), an executive officer could earn an additional award, depending upon the extent to which goals are exceeded. No award may exceed $1,000,000 in any calendar year. For 1998, Named Executive Officers received MIP awards shown in the "Annual Compensation--Bonus" column in the Summary Compensation Table on page 7.

  Long-Term Incentive Program. The Company's Growth Incentive Plan ("GIP") is intended to provide high-level executives of the Company, as selected by the ECC, with cash awards based upon the growth and performance of the Company. Six executive officers of the Company, including all of the Named Executive Officers, are eligible to participate in the GIP, as well as 16 other officers of the Company. Depending on responsibilities within the Company, awards are earned based on one or more of the following objective measures of performance or growth, as selected by the ECC at the beginning of the award period: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. All relevant factors upon which the cash award is based (e.g., performance measurement, length of award period, relation between performance and cash award) are determined at the beginning of the award period by the ECC. There is no target amount for each award. However, there is a threshold amount based on the Company's growth, and the value of each award increases as achievement of the performance measurement increases. No awards were issued in fiscal 1998 to the Named Executive Officers.

  Stock-Based Incentives. Stock options are awarded to the Company's key employees, including executive officers, by the ECC based upon such factors as the compensation level and responsibility of the particular employee, the employee's contribution towards Company performance, and review of competitive compensation data for executives at the same group of peer companies referred to previously in this report, with the ECC generally targeting awards to the median of such surveys. The options are designed to reward recipients to the extent the Company's stock value is enhanced and, because of the vesting provisions of such grants, also provide an incentive for the employee to remain with the Company. Since the ECC does not grant options on a cumulative basis, the size of previous grants is not a factor in making future grants.

Chief Executive Officer Compensation

  Pursuant to the terms of Mr. Sherman's employment contract, his salary is reviewed annually by the ECC. His salary was increased to $556,000 effective June 1, 1998, setting his salary to approximately the 40th percentile of the compensation range of the survey of peer companies referred to previously in this report. The number of options granted to Mr. Sherman in 1998 was determined based on Mr. Sherman's success in providing leadership to the Company and after a review of competitive compensation data of executives at the same group of peer companies referred to previously in this report without targeting a specific percentile range. The granting of options encourages long-term performance and promotes management retention while further aligning shareholders' and management's interest in enhancing the value of the Company's Common Stock.

  Mr. Sherman's MIP award provides a target opportunity equal to 50% of base salary earned during the fiscal year if performance goals are met; the actual payout can vary between 0% and 100% of annualized base salary at the beginning of the fiscal year. The MIP payout to Mr. Sherman for fiscal 1998 was equal to 86% of his fiscal 1998 salary.

                                          Executive Compensation Committee

                                          John D. Barr, Chairman
                                          Harold Leppo
                                          Lorne R. Waxlax*

* Mr. Waxlax was chairman of the Executive Compensation Committee during fiscal 1998

                  RELATIONSHIP WITH BJ's WHOLESALE CLUB, INC.

  Prior to July 28, 1997, the Company, then known as Waban Inc., operated through two divisions--the HomeBase Division and the BJ's Wholesale Club Division (the "BJ's Division"). As of July 26, 1997, the Company transferred all of the net assets of its BJ's Division to a wholly-owned subsidiary, BJ's Wholesale Club, Inc. ("BJI"). On July 28, 1997, the Company distributed to its stockholders on a pro rata basis all of the outstanding common stock of BJI (the "Distribution") and changed its name from Waban Inc. to HomeBase, Inc.

  In connection with the Distribution, BJI and the Company entered into a series of agreements, including those described below. Although the following summaries of these agreements set forth an accurate description of their material terms and provisions, such summaries are qualified in their entirety by reference to the detailed provisions of the agreements, copies of which have been filed with the Securities and Exchange Commission.

 Distribution Agreement

  BJI and the Company entered into a Separation and Distribution Agreement (the "Distribution Agreement"), which provided for, among other things, (i) the principal corporate transactions required to effect the Distribution, (ii) the division between BJI and the Company of certain assets and liabilities and
(iii) the execution and delivery of certain agreements governing the relationship between BJI and the Company following the Distribution.

  The Distribution Agreement provided for, among other things, (i) the transfer by the Company to BJI of all of the assets of the BJ's Division, including the stock of subsidiaries which held assets of the BJ's Division, and the assets associated with the Company's corporate headquarters in Massachusetts, (ii) BJI's assumption of the leases and other liabilities of the BJ's Division and 75% of the amount of all bank indebtedness of the Company existing as of the date of the Distribution, and (iii) the issuance by BJI to the Company of the Common Stock of BJI to be distributed in the Distribution.

  Under the Distribution Agreement the Company agreed to indemnify BJI for certain liabilities relating to the Company's business. Similarly, BJI agreed to indemnify the Company for certain liabilities pertaining to BJI's business. The Distribution Agreement also requires BJI and the Company to indemnify each other for losses incurred due to a failure to perform their respective obligations under the Distribution Agreement or any other agreement entered into in connection with the Distribution. In addition, the Distribution Agreement provides that the Company will provide liability insurance for a period of six years following the Distribution to each individual who served as a director or officer of the Company prior to the Distribution. BJI also agreed to indemnify, defend and hold harmless each such individual from any losses and liabilities incurred by them in connection with the approval of the Distribution Agreement.

 Leases

  Upon the Distribution, BJI assumed all liabilities to third-party lessors with respect to leases entered into by the Company with respect to the BJ's Division. While the Company continues to be liable, by law, with respect to such lease liabilities, BJI has agreed to indemnify the Company for such liabilities.

  In connection with the spin-off of the Company by The TJX Companies, Inc. ("TJX") in 1989, the Company and TJX entered into an agreement (the "1989 Agreement") pursuant to which the Company must indemnify TJX against any liabilities that TJX might incur with respect to 44 current Company real estate leases as to which TJX is either a lessee or guarantor.

  In connection with the Distribution, BJI agreed that for approximately five years after the Distribution it will indemnify TJX with respect to any liabilities (as defined in the 1989 Agreement) that TJX may incur with respect to the Company leases and thereafter it will indemnify TJX for 50% of such liabilities. In addition, the Company has agreed that after the Distribution, the Company will not renew any lease identified in the 1989 Agreement as to which TJX is a lessee or guarantor unless the applicable lessor agrees to remove TJX as a lessee or guarantor.

  The Distribution Agreement contains restrictions on the renewal of Company leases similar to those contained in the agreement between the Company and TJX. BJI may not renew any of its real estate leases (other than ground leases) for which the Company may be liable during any period during which BJI does not meet certain standards of creditworthiness.

 Tax Sharing Agreement

  The Company and BJI entered into a Tax Sharing Agreement (the "Tax Sharing Agreement") providing for the allocation between the parties of federal, state, local and foreign tax liabilities, and the entitlement to tax refunds, for periods beginning prior to the Distribution Date, and various related matters.

 Procedures for Addressing Conflicts

  As a result of the Distribution, BJI and the Company have significant contractual and other ongoing relationships that may present certain conflict situations for Mr. Zarkin, who serves as Chairman of the Board of Directors of both companies, and for Messrs. Waxlax and Weisberger, who serve as directors of both companies. Each of these persons also owns (or has options or other rights to acquire) significant number of shares of common stock in both companies. The Company has adopted procedures to be followed by its Board of Directors to limit the involvement of each such person in conflict situations whereby all transactions being considered by the Company which relate to BJI must (i) be approved by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock, based on the market price of the Common Stock (as adjusted to reflect the Distribution), with the cumulative total return on the common stock of companies in the Standard and Poor's 500 Stock Index and the Dow Jones Industry Group Index OTS--Other Specialty Retailers from February 1, 1994 to January 31, 1999. The Dow Jones Industry Group Index OTS--Other Specialty Retailers currently includes 250 specialty retail companies, including the Company and all other publicly traded home improvement chains (other than those operated as divisions of other companies). This index does not include department stores, discount stores, drug stores or supermarkets. The graph assumes that the value of the investment at February 1, 1994 was $100 and that all dividends were reinvested. The values of investments in the companies in the Standard & Poor's 500 Stock Index and the Dow Jones Industry Group Index OTS--Other Specialty Retailers were measured as of the date nearest the end of the Company's fiscal year for which index data is readily available. This information was furnished by Media General Financial Services.

                             FIVE-YEAR PERFORMANCE


--------------------------------------------------------------------------------
                              1994    1995     1996     1997    1998      1999
--------------------------------------------------------------------------------
HomeBase, Inc.              $100.00  $119.83  $132.76  $187.07 $207.82  $205.90
--------------------------------------------------------------------------------
Dow Jones Retaler Index     $100.00  $ 96.28  $ 98.19  $114.09 $147.67  $218.72
--------------------------------------------------------------------------------
Standard & Poor's 500 Index $100.00  $100.53  $139.40  $176.13 $223.52  $296.14
--------------------------------------------------------------------------------

                                 OTHER MATTERS

Independent Accountants

  The Directors have appointed PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending January 29, 2000. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during fiscal 1998.

Stockholder Proposals

  Proposals of stockholders intended to be presented at the next annual meeting of stockholders must be received by the Company no later than 5 p.m. PST on December 18, 1999 in order to be considered for inclusion in the Company's proxy materials for that meeting. Proposals must be in writing and sent via registered or certified mail addressed to HomeBase, Inc., Attention:
Corporate Secretary at 3345 Michelson Drive, Irvine, CA 92612. In addition, the Company's by-laws specify requirements relating to the timing and content of the notice which stockholders must provide to the Secretary of the Company for any matter, including a stockholder nomination for director, to be properly presented at a meeting of stockholders.

Other Matters

  The Company has no knowledge of any other matter which may come before the Meeting and does not intend to present any such other matter. However, if any such other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

  Neither the Executive Compensation Committee Report appearing above at pages 14, 15 and 16 nor the Performance Graph appearing above on page 19 shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

  The cost of solicitation of proxies will be borne by the Company. The Company has retained Kissel-Blake, a division of Shareholder Communications Corporation, to assist in soliciting proxies by mail, telephone and personal interview for a fee of $4,000 plus expenses. Officers and employees of the Company may also assist in soliciting proxies in the same manner.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                    John L. Price
                                                      Secretary

[X]PLEASE MARK YOUR
   VOTES AS IN THIS
   EXAMPLE.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE FOLLOWING PROPOSALS. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN THIS PROXY (IF YOU ARE VOTING BY ????); ??? BOXES NEED TO BE CHECKED. UNLESS MARKED OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

------------------------------------------------------------------------------------------------------------------------------------
                        FOR         WITHHELD    NOMINEES:
   1. Election of two                           1. John D. Barr and        2. To re-approve the Company's
      Directors for a   [__]         [__]       2. Lome R. Waxlax             Management Incentive Plan ("MIP")
      term to expire                                                          so that compensation paid under
      in 2002                                                                 the MIP will continue to be fully
   (for all nominees except                                                   deductible by the Company for Federal
    marked below)                                                             Income Tax purposes.

                                                                           3. To re-approve the Company's Growth
                                                                              Incentive Plan ("GIP") so that
                                                                              compensation paid under the GIP will
                                                                              continue to be fully deductive by the
                                                                              Company for Federal Income Tax purposes.
-------------------------------------------------------------------------------------------
                                                                                              4. To consider such other business,
                                                                                                 if any, as may properly come
                                                                                                 before the meeting or any
                                                                                                 adjournment thereof.

                                                                                              MARK HERE FOR ADDRESS CHANGE AND
                                                                                                NOTE ON THE REVERSE SIDE OF THIS
                                                                                                CARD.                           [_]

                                                                                              MARK HERE IF YOU PLAN TO ATTEND THE
                                                                                                ANNUAL MEETING.                 [_]
                                                                                               ------------------------------------
FOR          AGAINST         WITHHELD
[_]           [_]             [_]

[_]           [_]             [_]
-------------------------------------

SIGNATURE(S)   ____________________________   DATE _____________
NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN.
      WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


              . FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL .


                                HOMEBASE, INC.


Dear Stockholder:

HomeBase, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.   To vote over the internet:

        * Log on to the internet and go to the web site
          HTTP://WWW.VOTE-BY-NET.COM

2.   To vote over the telephone:

        * On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683) 24 hours a day, 7 days a week

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY

                 PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 3, 1999

     This Proxy is solicited on behalf of the Board of Directors of the Company and should be returned as soon as possible to the First Chicago Trust Company of New York.

     The undersigned, having received notice of the Annual Meeting and the Board of Directors' proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Harold Leppo, William B. Langsdorf and John L. Price, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of HomeBase, Inc. (the "Company") to be held on Thursday, June 3, 1999, at 10:00 a.m. PDT at the offices of Gibson, Dunn & Crutcher LLP, 14th floor, 4 Park Plaza, Irvine, California 92614, and any adjournments thereof, and there to vote and act upon the following matters in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

     In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

                                   Change of address:

                                   _____________________________________________

                                   _____________________________________________

                                   (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

     WHETHER OR NOT YOU PLAN TO ATTEND THE  ANNUAL MEETING, YOU ARE URGED
  TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE IF YOU ARE VOTING BY MAIL.

                                                            SEE REVERSE SIDE

              . FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL .

X Please mark your
  votes as in this  2741    01428  68480  53   352  2741
  example.

The Board of Directors of the Company recommends that stockholders vote "FOR" all of the following proposal. To vote in accordance with the Board of Directors' recommendations just sign this Proxy; no boxes need to be checked. Unless marked otherwise, this Proxy will be voted in accordance with the Board of Directors' recommendations.


                               FOR                   WITHHELD

1. Election of two Directors for a term to expire in 2001 (for all nominees except marked below)

 _________________________________________________
 NOMINEES:  John D. Barr and Lorne R. Waxlax

2. To consider such other business, if any, as may properly come before the meeting or any adjournment thereof.

 MARK HERE FOR ADDRESS CHANGE AND NOTE ON THE REVERSE SIDE OF THIS CARD.

SIGNATURE(S) _________________________________________  DATE ________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.